                                     Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS 15% GROWTH IN OPERATING INCOME AND STRONG OPERATING CASH FLOWS FOR THE FIRST SIX MONTHS OF FISCAL 2010

Louisville, KY, December 8, 2009 – Brown-Forman Corporation reported diluted earnings per share grew 5% to $0.99 and operating income grew 2% to $226 million for its fiscal 2010 second quarter ended October 31, 2009.  For the first six months of the fiscal year, diluted earnings per share increased 18% to $1.79 and operating income increased 15% to $418 million.  Adjusting for the items in Schedule A of this press release, underlying 1 operating income grew 9% for the second quarter and 15% for the first half of fiscal 2010.

Paul Varga, the company’s chief executive officer stated, “We are pleased to report such excellent first half results, particularly given the difficult operating environment and the tough comparables in the prior year.  By seeking greater efficiency, improving productivity, and innovating to better meet the needs of today’s trade and consumer, we believe we have weathered the past 12 months very well and have continued to position our company and brands for success in the years ahead.”

Brown-Forman’s reported net sales for the six months ended October 31, 2009 were $1.6 billion, a decrease of 5% compared with the same prior year period.  Underlying net sales were flat for the first six months of fiscal 2010.  The company believes this underlying net sales performance ranks at or near the top of its public spirits company competitive set.  Strong underlying net sales gains for ready-to-drink brands, as well as growth for Gentleman Jack, el Jimador, and Jack Daniel’s, were offset primarily by underlying net sales declines of Finlandia and Southern Comfort.   Geographically, underlying net sales gains in Australia, Germany, and France were offset by declines in Poland, the U.S., and South Africa.  Total depletions 2 grew in the low single digits for the company’s current brand portfolio.  Underlying net sales growth benefitted from increased pricing but lagged depletion growth due to a shift in sales mix.  Schedule B contains more detailed depletion and net sales information by brand.

Brown-Forman’s fiscal 2010 first half gross profit declined 3% on a reported basis and decreased 1% on an underlying basis.  For the second quarter, reported gross profit dropped 5% and underlying gross profit was down 3%.  A shift in sales mix and increases in value-added packaging contributed to underlying gross profit trends lagging underlying sales trends.  Gross margins remained at nearly 50% for the three and six month periods and relatively stable when compared to the same periods in the prior year.  Underlying operating income outperformed underlying gross profit trends as the company continued to benefit from operating expense leverage.  Brown-Forman’s lower underlying advertising spend was a result of seasonal shifts in advertising and promotional investment, as well as a continued reallocation of brand investment to activities which are accounted for elsewhere on the income statement.  Also contributing to the reduction in advertising outlays were deflation in media and other marketing costs.  Varga commented, “Our people continued to do an excellent job allocating the company’s resources and seeking out marketing efficiencies both in media and through the use of ready-to-drink brands.  We continued to adapt to the consumers’ shift from on-premise to off-premise by making incremental investments in packaging, merchandising, and targeted promotional pricing.”

The company’s underlying selling, general, and administrative expense benefitted from a reduced cost base as a result of the company’s fiscal 2009 early retirement program and reduction in workforce, and from continued tight management of discretionary expenses along with timing-related shifts.

Cash provided by operating activities for the first six months of fiscal 2010 was approximately $206 million, a 77% increase over the same prior year period.  During the quarter the company repurchased a combined total of nearly $88 million Class A and Class B shares as part of its share repurchase program, which expired December 3, 2009.  Total repurchases during the year-long program were $196 million.  Also in November 2009, Brown-Forman increased its regular quarterly dividend 4.3% to $0.30 per share on Class A and Class B common stock.  Stockholders of record on December 7, 2009, will receive the cash dividend on January 4, 2010. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 64 consecutive years and increased them for the last 26 years.

Full-Year Outlook

The company is increasing and narrowing the range of its fiscal 2010 full-year earnings outlook to $2.95 to $3.15 per share.  Depletion trends for many of the company’s key brands improved slightly in the second quarter when compared to the first quarter and the company expects more favorable comparisons as the year progresses.  However, Brown-Forman remains concerned about the impact on consumption from a soft on-premise channel, consumer trading-down, and heightened competitive activity.  While the company anticipates operating expense leverage for fiscal year 2010, year-to-date trends are expected to moderate and potentially reverse for the next six months as advertising and promotion activities are more heavily weighted to the second half of the year.  Additionally, declines in selling, general, and administrative expenses in the first half of this fiscal year are not expected to recur in the second half of the year due primarily to the timing of cost reductions realized in the prior year.  Brown-Forman intends to remain flexible with operating expense plans and to continue to be in a position to increase investments if conditions warrant.  The outlook also reflects expected costs related to increased investments in brand packaging, other brand innovations, and production enhancements.  Brown-Forman now expects a slight improvement in underlying operating income growth when compared to the company’s original guidance.  The current expectation is for underlying operating income to grow in the low-to-mid-single digits for fiscal 2010.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 39694199.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel’s, Southern Comfort, Finlandia, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, Tuaca, Woodford Reserve, and Bonterra.

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1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the second quarter and first half of fiscal 2010, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.

2 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as "expect," "believe," "intend," "estimate," "will," "may," "anticipate," "project," and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Prolonged or deepening global economic downturn or renewed turmoil in financial and equity markets (and related credit and capital market instability and  illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.)

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities aimed at our brands
•	trade or consumer reaction to our product line extensions or new marketing initiatives
•
prolonged or deeper declines in consumer confidence or spending, whether related to global economic conditions, wars, natural disasters, pandemics (such as swine flu), terrorist attacks or other factors

•
changes in tax rates (including excise, sales, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing deduction) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, sell, or market our products, including advertising and promotion
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns on pension assets, higher interest rates on debt, or significant changes in recent inflation rates (whether up or down)
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior including further reduction of bar, restaurant, hotel and other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or further reductions in travel

•	changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
•	distribution arrangement decisions that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or that result in implementation-related costs
•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•	climatic changes, agricultural uncertainties, our suppliers’ financial hardships or other factors that affect the availability or quality of grapes, agave, grain, glass, closures, plastic, or wood
•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, or contamination and resulting negative effects on our sales, brand equity, or corporate reputation
•	adverse developments stemming from state, federal or other governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our distributors, or retailers
•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

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Brown-Forman Corporation Unaudited Consolidated Statements of Operations (Dollars in millions, except per share amounts)

	Three Months Ended
	October 31,
	2008	2009	Change

Net sales	$934.7	$892.9	(4%)
Excise taxes	196.8	194.1	(1%)
Cost of sales	271.2	255.8	(6%)
Gross profit	466.7	443.0	(5%)
Advertising expenses	110.0	92.1	(16%)
Selling, general, and administrative expenses	139.9	125.1	(11%)
Amortization expense	1.3	1.3
Other (income), net	(6.2)	(1.1)
Operating income	221.7	225.6	2%
Interest expense, net	7.9	7.4
Income before income taxes	213.8	218.2	2%
Income taxes	70.6	70.9
Net income	$143.2	$147.3	3%

Earnings per share:
Basic	$0.95	$0.99	5%
Diluted	$0.94	$0.99	5%

Gross margin	49.9%	49.6%
Operating margin	23.7%	25.3%

Effective tax rate	33.0%	32.5%

Cash dividends paid per common share	$0.2720	$0.2875

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,661	147,992
Diluted	151,691	148,694

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Brown-Forman Corporation Unaudited Consolidated Statements of Operations (Dollars in millions, except per share amounts)

	Six Months Ended October 31,

	2008	2009	Change

Net sales	$1,724.7	$1,630.8	(5%)
Excise taxes	373.0	361.2	(3%)
Cost of sales	504.2	446.5	(11%)
Gross profit	847.5	823.1	(3%)
Advertising expenses	207.0	168.2	(19%)
Selling, general, and administrative expenses	284.2	242.2	(15%)
Amortization expense	2.6	2.6
Other (income), net	(8.6)	(7.5)
Operating income	362.3	417.6	15%
Interest expense, net	15.4	14.6
Income before income taxes	346.9	403.0	16%
Income taxes	115.5	134.4
Net income	$231.4	$268.6	16%

Earnings per share:
Basic	$1.53	$1.80	18%
Diluted	$1.52	$1.79	18%

Gross margin	49.1%	50.5%
Operating margin	21.0%	25.6%

Effective tax rate	33.3%	33.4%

Cash dividends paid per common share	$0.5440	$0.5750

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,630	148,797
Diluted	151,745	149,481

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Brown-Forman Corporation Unaudited Condensed Consolidated Balance Sheets (Dollars in millions)

	April 30,	October 31,
	2009	2009
Assets:
Cash and cash equivalents	$340.1	$289.3
Accounts receivable, net	367.1	519.1
Inventories	652.0	690.2
Other current assets	214.6	185.8
Total current assets	1,573.8	1,684.4

Property, plant, and equipment, net	482.8	473.9
Goodwill	675.0	682.5
Other intangible assets	686.1	688.6
Other assets	57.0	55.6
Total assets	$3,474.7	$3,585.0

Liabilities:
Accounts payable and accrued expenses	$326.4	$392.2
Short-term borrowings	336.6	301.9
Current portion of long-term debt	152.9	152.8
Other current liabilities	19.7	22.9
Total current liabilities	835.6	869.8

Long-term debt	509.3	508.5
Deferred income taxes	79.6	105.2
Accrued postretirement benefits	175.6	169.2
Other liabilities	58.8	58.1
Total liabilities	1,658.9	1,710.8

Stockholders' equity	1,815.8	1,874.2

Total liabilities and stockholders' equity	$3,474.7	$3,585.0

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Brown-Forman Corporation Unaudited Condensed Consolidated Statements of Cash Flows (Dollars in millions)

	Six Months Ended
	October 31,
	2008	2009

Cash provided by operating activities	$116.2	$205.7

Cash flows from investing activities:
Additions to property, plant, and equipment	(26.3)	(12.4)
Other	(1.9)	(1.8)
Cash used for investing activities	(28.2)	(14.2)

Cash flows from financing activities:
Net issuance (repayment) of debt	218.2	(36.3)
Acquisition of treasury stock	(0.3)	(139.0)
Dividends paid	(82.2)	(85.8)
Other	(0.8)	0.5
Cash used for financing activities	134.9	(260.6)

Effect of exchange rate changes
on cash and cash equivalents	(15.0)	18.3

Net increase (decrease) in cash and cash equivalents	207.9	(50.8)

Cash and cash equivalents, beginning of period	118.9	340.1

Cash and cash equivalents, end of period	$326.8	$289.3

These figures have been prepared in accordance with the company's customary accounting practices.

# # #

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended
	October 31, 2009	October 31, 2009

Reported change in net sales	(4%)	(5%)
Excise tax increases	-	(1%)
Impact of foreign currencies	-	3%
Impact of discontinued brands	1%	2%
Estimated net change in trade inventories	2%	1%

Underlying change in net sales	(1%)	0%

Reported change in gross profit	(5%)	(3%)
Impact of foreign currencies	(1%)	2%
Non-cash agave charge (FY2009)	-	(3%)
Gross profit from discontinued brands	-	1%
Estimated net change in trade inventories	3%	2%

Underlying change in gross profit	(3%)	(1%)

Reported change in advertising	(16%)	(19%)
Impact of foreign currencies	-	3%
Advertising from discontinued brands	1%	1%

Underlying change in advertising	(15%)	(15%)

Reported change in SG&A	(11%)	(15%)
Impact of foreign currencies	2%	4%

Underlying change in SG&A	(9%)	(11%)

Reported change in operating income	2%	15%
Impact of foreign currencies	(1%)	-
Non-cash agave charge (FY2009)	-	(7%)
Impact of discontinued brands	1%	2%
Estimated net change in trade inventories	7%	5%

Underlying change in operating income	9%	15%

Notes:
Excise tax increases – Refers to the impact of the additional revenues related to excise tax increases implemented during the period, primarily in Australia, Poland, and the U.K.  Since net sales are recorded including revenues associated with excise taxes, we believe it is important to make this adjustment to better understand our underlying sales trends.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  We believe that excluding the prior incremental contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Impact of foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis.  We believe this allows both management and our investors to understand better our company’s growth trends.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in our tequila or any other business that includes the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business.  Therefore, we believe that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, we then adjust the percentage variances from prior to current periods for our key measures.  We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of distributor inventories.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

####

Schedule B

Brown-Forman Corporation
    Supplemental Information (Unaudited)
    Six Months Ended October 31, 2009

	Depletion % Change	Net Sales % Change vs. YTD FY2009
Brand	vs. YTD FY2009	Reported	Constant Currency3
Jack Daniel’s Family of Brands	12%	2%	3%
Jack Daniel’s Family of Whiskey Brands4	(1%)	(2%)	(1%)
Jack Daniel’s RTD5	50%	42%	48%
Finlandia	(4%)	(23%)	(10%)
Southern Comfort Family of Brands	(1%)	(5%)	(5%)
Southern Comfort	(8%)	(9%)	(9%)
Southern Comfort RTD6	52%	74%	78%
Fetzer Valley Oaks	(5%)	(5%)	(4%)
Canadian Mist	(3%)	(0%)	(0%)
Korbel Champagne	(1%)	0%	0%
el Jimador	7%	(7%)	8%
New Mix RTD7	(5%)	(24%)	(2%)
Super-Premium Other8	(5%)	(5%)	(1%)

Additional Commentary:

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2010 first six month depletion gains in France, Australia, and Germany were offset by declines in South Africa, the travel retail channel, and slight declines in the U.S.  For the second quarter, depletions for the Jack Daniel’s Family of Whiskey brands were flat as gains in France, Germany, the U.K. and Australia were offset by declines in South Africa and Ireland.

•
U.S. depletions for Jack Daniel’s Tennessee Whiskey declined 1% for the three and six month periods.  Internationally, depletions were slightly positive for the three month period and down 1% for the six month period.

•	Gentleman Jack’s reported and constant currency net sales increased at a double digit rate during the six month period.

•
Jack Daniel’s & Cola continued to experience significant growth as the brand experienced depressed results in the comparable period last year which followed the April 2008 unexpected increase of the ready-to-drink tax rate in Australia.  The brand also benefited from strong gains in Germany as well as geographic expansion in Mexico and the U.K.

•
Finlandia’s performance was affected by soft trends in Eastern Europe including trading down within the brand to smaller sizes, softer sales of the higher-margin flavored vodkas, and inventory reductions at the retail level in the first quarter.

•
Southern Comfort depletion declines slowed as the brand continued to be affected by weakness in the on-premise channel around the world.  Southern Comfort ready-to-pour expressions continued to perform well as consumers purchased on-premise-type cocktails for off-premise consumption.

•	el Jimador continued its positive trends driven by significant depletion growth in the U.S. and outperformance of the tequila category in Mexico.

•	New Mix’s trends returned to positive in the second quarter but six month results remained down, we believe primarily due to the effect of the H1N1 flu scare in Mexico City during the first quarter.

•
For many of the company’s super-premium brands, second quarter reported and constant currency net sales trends were positive due to a combination of higher pricing and improved depletion trends.  However, reported and constant currency net sales remained down for the six month period as the aggregate second quarter increases did not fully offset the overall first quarter declines.

3 Constant currency represents reported net sales with the effects of fluctuating foreign exchange rates removed.  Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.

4 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel

5 Refers to all ready-to-drink line extensions of Jack Daniel’s such as Jack Daniel’s & Cola, Jack Daniel’s & Ginger, and Jack Daniel’s Country Cocktails

6 Refers to all ready-to-drink and ready-to-pour line extensions of Southern Comfort including Southern Comfort & Cola, Southern Comfort Lime & Lemonade, Southern Comfort Hurricane, and Southern Comfort Sweet Tea

7 Ready-to-drink brand produced with el Jimador tequila.

8 Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve